Exhibit 99.1

Company Contacts:	Investor Relations Contact:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Joel Brooks	Kim Sutton Golodetz
Chief Financial Officer	(kgolodetz@lhai.com)
(jbrooks@senesco.com)	(212) 838-3777
(732) 296-8400

SENESCO TECHNOLOGIES EXECUTES AN ADDITIONAL $5 million FINANCING

NEW BRUNSWICK, N.J. (September 4, 2007)—Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) today announced that it has entered into definitive agreements with Stanford Venture Capital Holdings, Inc. for the private placement of an aggregate of up to $5 million, secured convertible debentures with an 8% coupon, maturing on December 3, 2010, pending approval by the American Stock Exchange.  The Company intends to close on $2.0 million upon stockholder approval and pending other customary closing conditions, with the balance subject to the Company’s fulfillment of other covenants and milestones.

The Company plans on using the proceeds to advance a certain cancer target with the goal of initiating a Phase I clinical trial, as well as other human health and agricultural research and general corporate purposes.  In connection with the potential clinical trial, the Company will be working towards engaging a clinical research organization to assist the Company through the process, completing a pre-clinical animal model of the disease and evaluating potential delivery systems for the Company’s technology in the animal model, contracting for the supply of pharmaceutical grade materials to be used in toxicology and human studies, and ultimately filing an investigational new drug application with the U.S. Food and Drug Administration for their review and consideration in order to initiate a clinical trial.

The Company estimates that it will take approximately two years to complete the above steps.  The Company believes that the proceeds from this financing along with the $5 million gross proceeds from the private placement with YA Global Investments, LP, announced on August 7, 2007, will be sufficient to allow it to complete the steps outlined as well as fund other research projects and general and administrative expenses for approximately two years.

The debentures are convertible at a fixed price of $0.90 a share for the first two years, pending completion of certain corporate operating milestones by January 31, 2008, and a floating conversion rate for the third year. The conversion price is subject to certain anti-dilution provisions. Stanford Venture Capital will receive 150% warrant coverage and the Company has agreed to file a registration statement on Form S-3 to register the shares of common stock underlying Stanford’s debentures and warrants following the fulfillment of YA Global’s registration rights.

The additional terms of this financing will be described in a Current Report on Form 8-K filed subsequently hereto.

The Company cannot assure you that AMEX will approve this financing, or if it does, that the

Company’s stockholders will approve this financing, or that the Company will meet the agreed upon milestones or covenants contained therein in order for it to receive the additional funding.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The shares of common stock have been sold pursuant to an exemption from state and federal securities laws.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ. Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine.  Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain inflammatory and ischemic diseases.  Senesco takes its name from the scientific term for the aging of plant cells: senescence.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress.  The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

 Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to consummate this financing; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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